EXHIBIT 99

[EagleBank logo omitted]

PRESS RELEASE                                        EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Ronald D. Paul
October 15, 2003                                     (301) 986 1800


            EAGLE BANCORP, INC. ANNOUNCES THIRD QUARTER 2003 EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announced net income of $2.40 million (70 cents per basic and 65 cents per diluted share) for the nine months ended September 30, 2003, compared to $1.74 million (60 cents per basic and 56 cents per diluted share) for the nine months ended September 30, 2002, a 38% increase. Net income for the third quarter of 2003 was $778 thousand (14 cents per basic and 13 cents per diluted share), compared to $848 thousand (29 cents per basic and 27 cents per diluted share) for the third quarter of 2002. Excluding capital gains of $143 thousand in gains on the sale of securities during the three months ended September 30, 2002 the Company earned, on a non-GAAP basis, $760 thousand (25 cents per basic and 24 cents per diluted share) for the third quarter of 2002, and (57 cents per basic and 54 cents per diluted share) for the nine months ended September 30, 2002. The Company did not have any securities gains in the three months ended September 30, 2003.

The Company reported total assets at September 30, 2003 of $402 million compared to $348 million at December 31, 2002. At September 30, 2003 deposits totaled approximately $313 million compared to $303 million at December 31, 2002. For the nine months ended September 30, 2003, loans increased to $289 million from $242 million at December 31, 2002.

Income year to date increased 38% over the same period in 2002 which is gratifying given the general pressure on margins attributable to a lower level of interest rates most recently reduced by the Federal Reserve in June of this year. The lower results for the third quarter, income of $778 thousand compared to $848 thousand in the third quarter of 2002, reflected the $143 thousand in securities gains in 2002. Earnings in the third quarter of 2003 were also influenced by the 25 basis point reduction in interest rates by the Federal Reserve in June 2003. The increase in earnings per share for the nine month period and the decline in earnings per share for the three month period were affected by issuance of an additional 2.4 million shares of common stock in the Company's offering in August 2003. Income earned on the proceeds from the offering was not significant as the funds were maintained in lower yielding liquid instruments while management methodically deployed its investment strategies. The new shares increased the number of outstanding shares by approximately 85% and can be expected to have a temporary adverse impact on earnings per share until the additional capital provided can be leveraged and invested in loans and other income producing assets.

As management looks to the fourth quarter, it is pleased to note that the Bank recorded an historic volume of loans in late September and sees a stronger than normal volume of loans for the balance of the year. This activity, in addition to income realized from the investment of the offering proceeds, is expected to result in improved income gains for the fourth quarter and the year.

Asset growth from December 2002 to September 2003, $348 million to $402 million, includes a net increase of $20 million resulting from the stock offering (the Company raised $30 million in the offering and repaid approximately $10 million of loans obtained to provide capital to the Bank over the last year). The remaining increase of approximately $34 million results from the growth in some non-core liabilities and general deposit growth. The Bank has also felt the effects of the recent rise in mortgage interest rates noting a moderate decline in balances maintained by real estate related deposits accounts. These declines have resulted in a lower growth rate in deposits than the Company has historically experienced. The Bank is developing a new business development and diversification program which it expects will result in increased deposit growth in future quarters.

As a part of its growth efforts, the Bank is expected to enter into lease agreements for two new branch offices within the next few days. One office is on Rockville Pike in Montgomery County, which is expected to open in January 2004, and a second is in the area of Dupont Circle/Connecticut Avenue in the District of Columbia. The District of Columbia location is expected to open at the beginning of the second quarter of 2004.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are pleased with the recent results and success of the Company's stock offering. "Despite a slow down in the real estate market, we have seen a tremendous amount of loan funding and backlog in our traditional commercial lending. We are confident that these new relationships along with our two new branches and enhanced marketing efforts will result in an exciting future".

EagleBank commenced operations in July 1998. It presently has six offices, five in Montgomery County, Maryland and one in the District of Columbia. EagleBank specializes in delivering full relationship banking to the business and professional communities.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

NON-GAAP PRESENTATION

This press release compares current quarter earnings to the same period in the prior year exclusive of securities gains. Excluding such gains results in a presentation of income that is not in accordance with generally accepted accounting principles, but which we believe provides investors with important comparative information regarding our results of operations. The Company in referring to its net income is referring to income under generally accepted accounting principles, or GAAP.

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